Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective this 7th day of August, 2009 (the “Effective Date”), by and between Crawford & Company, a Georgia corporation (the “Company”), and Jeffrey T. Bowman (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive presently serves as President and Chief Executive Officer of the Company; and
     WHEREAS, the Company and Executive each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of Executive’s employment by the Company.
     NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Employment and Duties. The Company hereby employs Executive to serve as President and Chief Executive Officer of the Company and to perform such duties and responsibilities as are customarily performed by persons acting in such capacity and such other duties as are delegated to Executive by the Board of Directors of the Company (the “Board”). The Executive agrees to serve as a member of the Board and agrees to waive all or any portion of the fees paid to members of the Board. Executive shall have no right to be appointed to service on the Board. During the term of this Agreement, Executive will devote his full-time and effort to his duties hereunder. Notwithstanding the foregoing, Executive shall be permitted to (i) engage in charitable and community affairs, (ii) manage his personal investments, and (iii) with the prior approval of the Board, serve on the boards of directors (or similar bodies) of for-profit and charitable entities (including, but not limited to, the AICPCU/IIA Board of Trustees), so long as, in the case of each of (i), (ii) and (iii) such activities do not violate this Agreement nor interfere with the performance of his duties hereunder. Executive will report directly to the Board.
     2. Term. Unless earlier terminated herein in accordance with Paragraph 11 of this Agreement, the term of Executive’s employment under this Agreement (the “Term”) shall be deemed to have commenced as of the Effective Date and shall continue for a period of two (2) years thereafter. Beginning on the last day of such two (2)-year period and on each two (2)-year anniversary thereafter, the Term shall, without further action by Executive or the Company, be extended by an additional two (2)-year period; provided, however, that either party may cause the Term to cease to extend automatically, by giving written notice to the other not less than six (6) months prior to the end of the then current Term. Upon such notice, the Term shall terminate upon the expiration of the then-current term, including any prior extensions.
     3. Compensation. For all services to be rendered by Executive during the Term, the Company shall pay Executive a base salary at the rate of seven hundred thirty thousand dollars ($730,000) per year (the “Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as is customary under the Company’s payroll practices from time to time. The Compensation Committee of the Board shall review Executive’s Base Salary no less than annually and in its sole discretion may adjust upward (but may not decrease) Executive’s Base Salary from year to year during the Term. The annual compensation adjustment, if any, will be determined after taking into account, among other factors, changes in the cost of living, Executive’s performance and the performance of the Company.
     4. Bonuses and Incentive Payments. Executive shall be eligible for an annual cash bonus pursuant to the terms of the Crawford & Company Short-Term Incentive Plan, or any successor thereto, based on achievement of the performance standards set forth under such plan, as determined by the Compensation Committee of the Board. Executive shall also be eligible under the Crawford & Company Long-Term Incentive Plan for awards under the Crawford & Company Executive Stock Bonus Plan and/or the Crawford & Company 2007 Management Team Incentive Compensation Plan, or any successors thereto, as determined by the Compensation Committee of the Board. In addition, the Company shall grant Executive restricted stock awards under the Crawford & Company Executive Stock Bonus Plan, payable in shares of Stock (as defined under the plan), of which (i) shares with a Fair Market Value (as defined under the plan) equal to $65,667 rounded down to the nearest whole share, using a valuation date that is the last trading day immediately preceding December 31, 2009, shall be delivered to Executive free and clear of restrictions on December 31, 2009, (ii) an additional tranche of shares with a Fair Market Value equal to $65,667, using a valuation date that is the last trading day immediately preceding December 31, 2010, shall be delivered to Executive free and clear of restrictions on December 31, 2010, and (iii) a final tranche of shares with a Fair Market Value equal to $65,666, rounded down to the nearest whole share, using a valuation date that is the last trading day immediately preceding December 31, 2011, shall be delivered to Executive free and clear of restrictions on December 31, 2011, provided that Executive must remain in the employ of the Company through each payment date to receive such shares.
     5. Automobile Allowance. During the Term, at the Executive’s option, the Company shall either (i) provide an automobile suitable for the Executive’s purposes, with an acquisition value not to exceed $75,000, or (ii) pay Executive a monthly automobile allowance of $1,200 in accordance with the Company’s automobile program.
     6. Expenses. So long as Executive is employed hereunder, Executive is entitled to receive reimbursement for, or seek payment directly by the Company of, all reasonable business expenses incurred by Executive in accordance with the written policies, practices and procedures of the Company to the extent available to other members of Management. Executive is also entitled to receive reimbursement for all legal expenses incurred by Executive in connection with the preparation of this Agreement.
     7. Nonqualified Deferred Compensation Plan. Within the thirty (30)-day period beginning on the Effective Date, the Company shall make a Company Discretionary Credit contribution to Executive’s Account under the Crawford & Company Deferred Compensation Plan for Eligible Employees and Eligible Directors (or a similar contribution under any successor plan) (“Deferred Compensation Plan”) of thirty three thousand dollars ($33,000). For each calendar year beginning on and after January 1, 2010, provided that Executive remains in the employ of the Company on January 1 of such calendar year, the Company shall make a Company Discretionary Credit contribution to Executive’s Account under the Deferred Compensation Plan of an amount equal to (i) the greater of (A) seventy five thousand dollars ($75,000), or (B) 3.5% of Executive’s Cash Compensation, plus 2.5% of Executive’s Excess Compensation (in each case as defined under the Deferred Compensation Plan), for such year, reduced by (ii) the lesser of (Y) the employer matching contributions that Executive received under the Crawford Savings & Investment Plan (or successor 401(k) plan) (“401(k) Plan”) for such calendar year or (Z) the limit on elective deferrals under Code Sections 402(g)(1)(A), (B) and (C) in effect for such calendar year. Such contribution shall be made on or before December 31st of such year and shall be payable under the terms of the Deferred Compensation Plan.

     8. Employee Benefits. So long as Executive is actively employed hereunder, Executive will be entitled to participate in the Company’s employee benefit, bonus and other such plans and programs (including, for example, medical, disability, and 401(k) plan) covering members of management of the Company (“Management”) on the same terms and conditions as other similarly-situated members of Management, subject to the generally applicable eligibility and other provisions of such plans and programs as in effect from time to time. In addition to life insurance normally provided to members of Management, the Company will pay for the Term the premium on a term life insurance policy on the life of Executive, with a beneficiary or beneficiaries selected by Executive, with a face amount of not less than two million dollars ($2,000,000). If the cost of such additional policy would exceed standard rates, the Executive will be entitled to an additional life insurance policy providing the largest death benefit that can be purchased for an amount equal to the standard-rate cost of a face amount two million dollar ($2,000,000) policy.
     9. Vacation. Executive shall be entitled to vacation annually in accordance with the Company’s vacation policy for Management in effect at the time the vacation is to be taken.
     10. Office. Executive’s office shall be located in Atlanta, Georgia, or such other location within a 100-mile radius of Atlanta, Georgia, as the Company may direct.
     11. Termination. During the Term, Executive’s employment with the Company may be terminated as follows:
          11.1 Termination by the Company for Cause or by Executive other than for Good Reason. In the event that Executive’s employment with the Company is terminated by the Board for Cause, or Executive voluntarily terminates his employment other than for Good Reason (in which case Executive shall provide not less than ninety (90) days written notice to the Board), Executive shall receive no further compensation other than Executive’s Base Salary, any bonus earned, but unpaid, as of the date of termination of Executive’s employment for the immediately preceding annual performance period and other compensation as accrued and payable through the date of such termination (“Accrued Compensation”). Any Accrued Compensation that is payable shall be paid to Executive pursuant to the Company’s normal payroll practices. Any awards or benefits payable to Executive shall be paid pursuant to the Company’s normal practices, except as otherwise provided by the terms of the plan or policy pursuant to which such award and benefits are paid.
          11.2 Termination by the Company other than for Cause, by Executive for Good Reason, or following a Change in Control. In the event that (a) either (i) Executive’s employment with the Company is terminated by the Company other than for Cause, or other than for Executive’s death or Disability, (ii) the Executive voluntarily terminates his employment for Good Reason, or (iii) the Executive’s employment is terminated for any reason (other than by the Company for Cause, or by reason of Executive’s death or Disability) within the one (1)-year period following the effective date of a Change in Control, and (b) with respect to the benefits under clause (ii), (iii), (iv) and (v) below, Executive executes and does not revoke the Restrictive Covenant Agreement in the form attached hereto as Attachment A within the sixty (60)-day period beginning on Executive’s termination date, Executive shall receive the following:
     (i) All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any plan or policy of the Company;

     (ii) A lump sum payment equal to two (2) times his annual “Base Salary” (as defined in Paragraph 3) then in effect, which amount shall be paid within the sixty (60)- day period beginning on Executive’s termination date;
     (iii) Prorated bonuses and incentives for the annual performance period which includes Executive’s termination date, calculated as the bonuses and incentives Executive would have received for such period based on actual performance multiplied by a fraction, the numerator of which is the number of days Executive was employed during the annual performance period, and the denominator of which is 365. Any such amounts shall be paid when annual bonuses are paid to other members of Management; but in no event later than March 15 of the calendar year following the later of (A) the calendar year in which the bonus is earned or (B) the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”);
     (iv) If and to the extent Executive timely elects continuation of coverage under any health or medical plan or policy of the Company under Code Section 4980B or under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), Executive will receive on a monthly basis the cost of COBRA continuation coverage for a period not to exceed eighteen (18) months from the termination date or, if earlier, until Executive becomes eligible under another group health plan or otherwise no longer continues to have COBRA coverage, which Executive shall promptly notify the Company; and
     (v) All stock options granted to Executive shall become immediately fully vested and shall be exercisable for a period of ninety (90) days from Executive’s termination date.
          11.3 Disability. In the event of Executive’s Disability during the Term, the Company may terminate Executive’s employment and Executive shall receive no further compensation or benefits, other than the following:
     (i) All Accrued Compensation as of Executive’s date of Disability and any other awards or benefits payable to Executive pursuant to the terms of any plan or policy of the Company;
     (ii) Continuation of his annual “Base Salary” (as defined in Paragraph 3) then in effect for a period of six (6) months following his date of Disability, which amount shall be paid within the sixty (60)- day period beginning on Executive’s termination date; and
     (iii) All stock options granted to Executive shall become immediately fully vested and shall be exercisable for a period of ninety (90) days from Executive’s Disability termination date.
          11.4 Death. In the event of Executive’s death during the Term, no further compensation or benefits shall be payable on behalf of Executive, other than the following:
     (i) All Accrued Compensation as of Executive’s date of death shall be paid to Executive’s estate and any other awards or benefits payable to Executive pursuant to the terms of any plan or policy of the Company;
     (ii) Continuation of his annual “Base Salary” (as defined in Paragraph 3) then in effect for a period of six (6) months following his date of death, which amount shall paid to

Executive’s estate in equal monthly or more frequent installments as is customary under the Company’s payroll practices; and
     (iii) All stock options granted to Executive shall become immediately fully vested and shall be exercisable for a period of ninety (90) days from Executive’s date of death.
          11.5 Definitions.
     For purposes of this Paragraph 11, the following terms shall have the following meanings:
     (a) Cause. “Cause” shall mean:
     (i) Executive’s refusal or willful failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or disability), after demand for substantial performance is delivered by the Board that specifically identifies the manner in which the Board believes Executive has not substantially performed his duties;
     (ii) Executive’s dishonesty or misappropriation with regard to the Company which has a significant adverse effect on the business or reputation of the Company, or fraud with regard to the Company or its assets or business;
     (iii) Executive’s conviction of or the pleading of nolo contendere with regard to a felony (other than a traffic violation);
     (iv) Executive’s material breach of fiduciary duty owed to the Company;
     (v) Executive’s gross negligence or material and willful misconduct with regard to the Company or its assets, business or employees;
     (vi) The refusal of Executive to follow the lawful directions of the Board which are consistent with the duties and authorities of Executive set forth in this Agreement and not inconsistent with other directions of the Board; or
     (vii) Any other material breach by Executive of a material provision of this Agreement;
     For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief (based upon an objective reasonable person standard) that Executive’s action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
     (b) Change in Control. “Change in Control” shall mean:
     (i) Any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) as modified and used in Sections 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or

(D) any corporation owned, directly or indirectly, by stockholders of the Company in substantially same proportions as their ownership of the Company’s common stock, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;
     (ii) During any period of not more than two (2) consecutive years, not including any period prior to the effective date of this Agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Paragraph 11.5(b)), whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
     (iii) There is consummated a merger or consolidation of the Company with any corporation, other than (A) a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation in which no Person acquires 25% or more of the combined voting power of the Company’s or such surviving or parent entity’s then outstanding securities; or
     (iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), and thereafter the Company has substantially completed such liquidation or sale or disposition of assets transaction.
     (c) Disability. “Disability” shall mean the Executive:
     (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
     (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     Whether Executive has incurred a Disability shall be determined by a physician selected by the Company or its insurers, which physician is reasonably acceptable to the Executive (or Executive’s legal representative).
     (d) Good Reason. “Good Reason” shall mean, without the written consent of the Executive, any one or more of the following events:
     (i) a material diminution in the Executive’s authority, duties, or responsibilities;

     (ii) a requirement that Executive shall report to a corporate officer or other employee rather than directly to the Board;
     (iii) a material diminution in Executive’s Base Salary or compensation opportunities, in the aggregate, under this Agreement (as the same may be increased from time to time);
     (iv) a material change in geographic location at which the Executive is required to perform services; or
     (v) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.
     However, none of the foregoing events or conditions will constitute Good Reason unless (A) Executive provides the Company with a written objection of the event or condition within ninety (90) days following the initial existence of the condition; (B) the Company does not reverse or otherwise cure the event or condition to the extent curable within thirty (30) days of receiving that written objection; and (C) Executive resigns from his position with the Company within thirty (30) days following the expiration of that cure period.
     12. Return of Materials. Upon the request of the Company and, in any event, upon the termination of his employment with the Company, Executive shall deliver to the Company within fifteen (15) days of his termination of employment, all memoranda, notes, records, manuals or other documents, whether made or compiled by Executive or furnished to him from any source by virtue of his employment with the Company.
     13. Section 409A. Certain compensation and benefits payable under this Agreement are intended to be exempt from the requirements of Code Section 409A, and other compensation and payments are intended to comply with Code Section 409A. The provisions of this Agreement shall be construed and interpreted in a manner that compensation and benefits are either exempt from or compliant with the application of Code Section 409A, and which does not result in additional tax or interest to Executive under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if upon Executive’s termination of employment the Executive is a specified employee, as defined in Code Section 409A(a)(2)(B), and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Code Section 409A, then such payments shall be delayed until the earliest of (a) the date that is at least six months after Executive terminates employment for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier specified date that does not result in additional tax or interest to Executive under Code Section 409A. As soon as practicable after the expiration of such period, the entire amount of the delayed payments shall be paid to Executive in a single lump sum. In addition, the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.
     For purposes of this Agreement, termination of employment shall be construed consistently within the meaning of a “separation from service” within the meaning of Code Section 409A. With respect to any taxable reimbursements or in-kind benefits provided for under this Agreement, the Company (a) shall make all such reimbursements no later than Executive’s taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for other benefits. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
     14. Excise-Tax Related Provisions. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Code Section 280G and (ii) but for this Paragraph 14, would be subject to the excise tax imposed by Code Section 4999, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Code Section 4999; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Unless Executive and the Company otherwise agree in writing, any determination required under this Paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Paragraph 14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph. Any reduction in payments and/or benefits required by this Paragraph 14 shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards; reduction of employee benefits. In the event that acceleration of vesting of an equity award is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards. If this Paragraph 14 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Code Section 1274(d)) in respect of such loan.
     15. Indemnification. The Company, to the fullest extent permitted or authorized by law, shall indemnify Executive if he is or was involved in any manner (including, without limitation as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor (a “Proceeding”) by reason of the fact that Executive is or was a director, officer, employee or agent of (a) the Company, (b) a corporation or other entity in which the Company had at the time of such service, directly or indirectly, a 50% or greater equity interest; (c) a not-for-profit corporation if such service is at the request of the Company; or (d) any other corporation, partnership, joint venture, trust or other entity (including, without limitation, any employee benefit plan) if such service is at the request of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such Proceeding. The provisions of this Paragraph 15 shall cover any Proceeding, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions or alleged acts or omissions relating to the Company or any of its affiliates that heretofore have taken place during Executive’s tenure with the Company. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce any rights of Executive to indemnification pursuant to applicable law or any other indemnification agreement, arrangement, policy or other commitment of the Company as may be from time to time in effect.
     16. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Agreement to any individual or entity; provided Executive may disclose this Agreement and/or any of its terms to Executive’s immediate family, financial advisors and attorneys, so long as every such individual to whom Executive makes such disclosure agrees, in writing (other than with respect to Executive’s immediate family), to not disclose the terms of this Agreement further.
     17. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via facsimile, in all cases addressed to the person for whom it is intended at Executive’s address set forth below or to such other address as a party hereto shall have designated by notice in writing to the other parties hereto in the manner provided by this Paragraph:

If to the Company:	Crawford & Company
1001 Summit Boulevard.
Atlanta, Georgia 30319
Attn: General Counsel
Fax: (404) 300-1040

If to Executive:	Mr. Jeffrey T. Bowman
3850 Glenhurst Drive
Smyrna, Georgia 30080
     18. Entire Agreement/Severability. This Agreement constitutes the entire agreement between Executive and the Company regarding the terms of Executive’s employment with the Company and the termination thereof and supersedes any other prior written or oral understandings. Executive and the Company agree that if any phrase, clause or provision of this Agreement is declared to be illegal, invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any phrase, clause or provision in this Agreement is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.
     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.
     20. Headings. The Paragraph headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect the interpretation hereof.
     21. Governing Law. The parties agree that this Agreement shall be interpreted, governed and enforced under the laws of the State of Georgia, regardless of the residency of Executive. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     22. Assignment. This Agreement and Executive’s rights and obligations hereunder may not be assigned or delegated at any time by Executive, without the prior written consent of the Company, which consent may be denied in the Company’s sole and absolute discretion, and any such attempt shall be null and void. This Agreement and the Company’s rights and obligations hereunder are assignable by the Company only to (i) a related entity (provided the Company remains obligated under the Agreement in the event the related entity fails to fulfill its obligations thereunder) or (ii) to a buyer or transferee entity of the Company’s business, and such related entity or buyer or transferee entity may assume all of Company’s obligations hereunder, and Executive expressly agrees to such assignment and assumption. In that event, such related entity or buyer or transferee entity shall be substituted for the Company throughout this Agreement, except that the Company will remain liable for any obligations which its related entity fails to fulfill, Executive shall continue to be entitled to receive any other payments or benefits to which Executive may be entitled from the Company or any of its benefit plans, and Executive will still be required to execute the Restrictive Covenant Agreement in the form attached hereto as Attachment A and the obligations thereunder shall survive such assignment to and assumption by such related entity or buyer or transferee entity.
     23. Waiver. The Company may waive compliance with any of the covenants, agreements or conditions contained herein; provided that any agreement on the part of the Company to effect any such waiver shall be valid only if set forth on an instrument in writing signed on behalf of the Company and any waiver shall only act with respect to the specific matter waived and shall not be deemed a continuing waiver. No matter shall be deemed waived by either party hereto by prior failure to enforce the same or by course of conduct.
     24. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Executive.
     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed on the dates set forth below.

/s/ Jeffrey T. Bowman Jeffrey T. Bowman

Date: August 9, 2009

Crawford & Company

By: /s/ J. Hicks Lanier

Name: J. Hicks Lanier
Title: Director and Chairman of Compensation Committee

Date: August 7, 2009

EXHIBIT A
RESTRICTIVE COVENANT AGREEMENT
     THIS RESTRICTIVE COVENANT AGREEMENT (hereinafter “RC Agreement”) is being executed by Jeffrey T. Bowman (hereinafter “Executive”) as a condition of and in consideration of his receipt of certain financial benefits from Crawford & Company, a Georgia corporation (hereinafter the “Company”) pursuant to an employment agreement between Executive and the Company. Executive and the Company may be referred to collectively herein as the “Parties.”
W I T N E S S E T H:
     WHEREAS, the Parties entered into an Employment Agreement effective August 7, 2009 (hereinafter the “Employment Agreement’).
     WHEREAS, in Paragraph 11.2 of the Employment Agreement, the Company agreed to provide Executive certain benefits if one of several events regarding the Parties’ employment relationship occurred, but only if and when Executive thereafter executed a document including certain provisions including a release of claims and certain restrictive covenants;
     WHEREAS, this RC Agreement, which has served as an exhibit to the Employment Agreement, is intended to fulfill Executive’s above-referenced obligation and thus entitle him to the above-referenced benefits from the Company;
     NOW, THEREFORE, for and in consideration of the consideration provided him by the Company in Paragraph 11.2 of the Employment Agreement, Executive agrees to the following terms:
     1. Effective Date. The Effective Date of this RC Agreement, and thus the Effective Date the Company’s obligations under Paragraph 11.2 of the Employment Agreement, shall be the date on which Executive has delivered an executed original of this RC Agreement to the Board of Directors of the Company (hereinafter the “Board”) and Executive’s acceptance of the terms of this RC Agreement has become irrevocable under Paragraph 14 of this RC Agreement.
     2. Release of Claims.
          (a) For purposes of this Paragraph 2, the term “The Released Parties” shall mean the Company together with its current and former officers, directors, members, agents, employees, attorneys, successors, assigns, affiliates, and insurers.
          (b) Executive hereby releases The Released Parties from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or that Executive should have known, for relief of any nature at law or in equity, which Executive now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against The Released Parties, including, but in no way limited to: any claim under Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. §1981; The Americans With Disabilities Act (“ADA”); The Family and Medical Leave Act (“FMLA”); The Age Discrimination in Employment Act (“ADEA”); The Employee Retirement Income Security Act (“ERISA”); all “whistleblower claims” or other claims involving the violation of public policy, retaliation, or interference with legal rights; any and all other federal, state, and local employment or discrimination laws; any tort, fraud or constitutional claims; and any alleged breach of contract claims or claims of promissory estoppel. It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, notwithstanding the foregoing, this Paragraph 2 is not intended to include a release of any claims that cannot be released hereunder by law; and provided further that, this Paragraph 2 is not intended to release the Company from its obligations under the Employment Agreement or to release the Company from liability resulting from any breach of the Employment Agreement by the Company.

     3. No Admission. Executive recognizes and acknowledges that this Agreement does not constitute and shall not be construed as an admission of any acts of misconduct by The Released Parties, and The Released Parties do not admit, and in fact specifically deny, any wrongdoing, liability, or culpability arising out of, related to, or connected with Executive’s employment with the Company.
     4. Duty of Confidentiality. For purposes of this Paragraph 4, the following terms are defined as:
1)	“Confidential Information” means information about the Company and its employees and/or customers which is not generally known outside of the Company, which Executive learns of in connection with Executive’s employment with the Company, and which would be useful to competitors of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, price lists, and recruiting strategies; (2) the nature, origin, composition and development of the company’s products and services; (3) proprietary information and processes, and intellectual property; and (4) customer information and the manner in which the Company provides products and services to its customers.

2)	“Trade Secrets” means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act or similar state law.
     During the Term, Executive has been exposed to or has had access to the confidential attorney-client communications of the Company. Executive acknowledges and agrees that the attorney-client privilege applicable to those communications belongs to the Company, not Executive, and Executive has no authority to waive or compromise that privilege. Executive shall not directly or indirectly use or disclose any information or document conveyed to him in the course of his employment that is a confidential attorney-client communication or is attorney work product, except directly to the Company’s attorneys or as required by a validly issued court order.
     During his employment with the Company, Executive was intimately involved in developing strategy and planning for the Company, and was provided or had access to Confidential Information belonging to the Company. Executive acknowledges and agrees that such information has been developed or obtained by the Company by the investment of significant time, effort, and expense, and that such information is a valuable, special, and unique asset of the Company. Executive further understands and acknowledges that such information is proprietary to the Company and that, if exploited by Executive in contravention of this Agreement, would seriously, adversely, and irreparably affect the business of the Company.
     Subject to the provisions of Paragraph 11 below, Executive agrees that he will keep the terms of this RC Agreement and the Employment Agreement completely confidential and that he will not hereafter disclose any information concerning this RC Agreement or the Employment Agreement to any person or entity other than his spouse and his professional legal and/or tax advisors, except as may otherwise be required by law. Further, Executive agrees that during employment with the Company and for a period of two (2) years following the cessation of that employment for any reason, Executive shall not directly or indirectly divulge or make use of any Confidential Information (so long as the information remains confidential) without prior written consent of the Company. Executive further agrees that if Executive is questioned about information subject to this agreement by anyone not authorized to receive such information, Executive will promptly notify the General Counsel of the Company. This Agreement does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure.
     Executive agrees that during employment with the Company and indefinitely following the cessation of that employment for any reason, Executive shall not directly or indirectly divulge or make use of any Trade Secrets (so long as the information remains a Trade Secret under Georgia Law without prior written consent of the Company). Executive further agrees that if Executive is questioned about information subject to this agreement by anyone not authorized to receive such information, Executive will promptly notify the General Counsel of the Company.

     5. Non-Disparagement. Except as otherwise required by law, Executive shall not make any statement, written or oral, in any forum or media, public or private, or take any action, that disparages the Company. Without limiting the foregoing, the statements prohibited by this paragraph include negative references to the Company’s products and services, corporate policy, officers, and/or directors.
     6. Non-Solicitation/Non-Recruitment of Employees. Executive agrees that while employed by the Company, and for a period of one (1) year following the cessation of employment with the Company, Executive will not directly or indirectly, on his own behalf or on behalf of others, solicit or attempt to solicit, or hire away or attempt hire away any person employed by the Company with whom Executive had contact in the course of his employment with the Company.
     7. Non-Solicitation of Customers.
          (a) For purposes of this Paragraph 7, the “Business of Crawford” means claims management, adjusting, administrative services, and other services as identified and described in the Company’s 2009 Annual Report.
          (b) Executive agrees that during employment with the Company and for a period of twelve (12) months following the cessation of employment with the Company, Executive will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Crawford from any of the customers of the Company with whom Executive had direct or indirect contact during Executive’s tenure as President and CEO of the Company.
     8. Injunctive Relief: Executive acknowledges that should he violate the provisions of Paragraph 5, 6 or 7 of this RC Agreement, it will be difficult to determine the resulting damages to the Company and that monetary damages would not be adequate in any event. In addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.
     9. Cooperation. Executive will, to the extent reasonably requested in writing, cooperate with and provide information to the Company in any pending or future litigation or investigation in which the Company is a party or involved and regarding which Executive, by virtue of his association with the Company, has relevant knowledge or information. Executive will, in any such litigation or investigation, without the necessity of a subpoena, provide, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation or investigation. Executive will also meet with the Company’s personnel and/or counsel regarding such litigation or investigation to the extent reasonably requested in writing, provided that Executive may participate in such meetings by telephone if meeting in person would interfere with his employment or business obligations. Executive understands that the Company will reimburse him for reasonable expenses actually incurred when meeting his obligations under this paragraph, but will not pay him an hourly rate or other fee for the time he spends in meeting those obligations.
     Executive will remain available by telephone, on a reasonable basis that will not unduly interfere with his employment or business obligations, to provide information to the Company regarding matters he worked on, persons he dealt with, and other knowledge he gained in his capacity as the President and CEO of the Company. Executive understands that he will not be paid an hourly rate or any other fee for the time he spends in meeting this obligation.
     10. Severability. Each provision of this RC Agreement is intended to be read and interpreted with every reasonable inference given to its enforceability. However, the Parties also intend that if any provision of this RC Agreement is held to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is also the Parties’ intent that if a court should determine that any restrictive covenant contained in this RC Agreement is unenforceable because of over-breadth, then the court shall have the Parties’ mutual consent to modify said covenant so as to make it reasonable and enforceable under the circumstances.

     11. Other Employment. Executive acknowledges and represents that he has substantial experience and knowledge such that he can readily obtain subsequent employment without violating the terms of this RC Agreement. Further, notwithstanding his obligations under Paragraph 4 of this RC Agreement, Executive agrees to disclose the terms of Paragraphs 6 and 7 of this RC Agreement to any person or entity that employs him within one (1) year of the Effective Date of this RC Agreement. To that end, the Company agrees to furnish Executive another copy of this RC Agreement upon written request of Executive.
     12. Entire Agreement. This RC Agreement constitutes the entire agreement between the Parties regarding the subject matter herein, and it supersedes and replaces any prior agreements between the Parties regarding the subject matter herein. Provided that, nothing in this RC Agreement is intended to relieve the Company of its obligations under Paragraph 11.2 of the Employment Agreement
     13. Governing Law. This RC Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia.
     14. Opportunity To Review. Executive represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this RC Agreement. Executive understands that, along with all other claims, he is waiving all claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”). Executive represents and acknowledges that he has hereby been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this RC Agreement; that he has forty-five (45) days within which to consider whether he wants to accept the terms of this RC Agreement; that he has seven (7) days following his execution of this RC Agreement within which to revoke his acceptance of the terms of this RC Agreement; and that this RC Agreement will not become effective until after the revocation period has expired.

AGREED TO BY:

/s/ Jeffrey T. Bowman Jeffrey T. Bowman

August 9, 2009 Date